Exhibit 15.1
[Conyers Dill & Pearman Letterhead]

Focus Media Holding Limited	DIRECT LINE: 2842 9556
28-30/F Zhao Feng World Trade Building	E-MAIL: christopher.bickley@conyersdillandpearman.com
369 Jiangsu Road	OUR REF: RH/M#670853/D#214021(HK)
Shanghai 100032	YOUR REF:
China

Attention: Mr. Alex Yang

Dear Sirs:
We hereby consent to the reference to our firm under the heading “Taxation — Cayman Islands” in the annual report on Form 20-F for the fiscal year ended December 31, 2005 of Focus Media Holding Limited to be filed with the Securities and Exchange Commission on or about June 26, 2006.

Yours faithfully,
/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

Cc:	Simpson Thacher & Bartlett LLP
Attn: Mr. Daniel Fertig
E-mail: Dfertig@stblaw.com